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                                                                     EXHIBIT 12




                             GTE SOUTH INCORPORATED

              STATEMENT OF THE RATIO OF EARNINGS TO FIXED CHARGES
                             (Thousands of Dollars)



                                                                     Six Months Ended
                                                                      June 30, 1996
                                                                   --------------------
Net earnings available for fixed charges:
  Income from continuing operations                                $            120,257
  Add - Income taxes                                                             74,213
      - Fixed charges                                                            27,177
                                                                   --------------------
Adjusted earnings                                                  $            221,647
                                                                   ====================

Fixed charges:
  Interest expense                                                 $             24,530
  Portion of rent expense
      representing interest                                                       2,647
                                                                   --------------------
Adjusted fixed charges                                             $             27,177
                                                                   ====================

RATIO OF EARNINGS TO FIXED CHARGES                                                 8.16
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